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                                                                     Exhibit 5.2

           [Letterhead of Akin, Gump, Strauss, Hauer & Feld L.L.P.]

                               October 19, 1999

Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, Pennsylvania 19103-6996


Ladies and Gentlemen:

     We refer to our opinion (the "Opinion") dated September 8, 1999 addressed to Keefe, Bruyette & Woods with respect to the execution and delivery of certain documents specified therein by First Commonwealth Financial Corporation (the "Company") and First Commonwealth Capital Trust I. This is to confirm to you that the Opinion remains true and correct as of the date hereof, subject to the assumptions, exceptions, limitations and qualifications stated therein. We understand that you are relying on this letter and the Opinion for purposes of your opinion dated October 19, 1999 addressed to the Company in connection with the registration statement filed for purposes of registering the Company's Series B capital securities guarantee and Series B debentures.

     This confirmation of the Opinion is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in the Opinion. This letter is solely for your benefit and may not be relied on in any manner or for any purposes by any other party.

     We hereby consent to the reference to the firm under the caption "Legal Matters" in the prospectus included in the registration statement referred to above and to the filing of this letter and the Opinion as an exhibit to such registration statement. This does not constitute a consent under Section 7 of the Securities Act as we have not certified any part of such registration statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

     Very truly yours,


     /s/ Akin, Gump, Strauss, Hauer & Feld L.L.P.
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                               September 8, 1999



Keefe, Bruyette & Woods, Inc.
Two World Trade Center
New York, NY 10048

Ladies and Gentlemen:

     We have acted as special New York counsel to First Commonwealth Financial Corporation, a Pennsylvania corporation (the "Company") and First Commonwealth Capital Trust I, a Delaware business trust (the "Trust"), in connection with the execution and delivery of:

     1. A Debenture Subscription Agreement dated as of September 8, 1999 between the Company and the Trust (the "Subscription Agreement") relating to the 9.50% Series A Junior Subordinated Deferrable Interest Debentures due September 1, 2029 issued by the Company (the "Debentures") and the 9.50% Series B Junior Subordinated Deferrable Interest Debentures due September 1, 2029 contemplated to be issued by the Company (the "Exchange Debentures");

     2. an Indenture dated as of September 8, 1999 between the Company and The Chase Manhattan Bank as trustee (the "Indenture");

     3. a Common Securities Guarantee Agreement dated as of September 8, 1999 made by the Company (the "Common Securities Guarantee"); and

     4. a Series A Capital Securities Guarantee Agreement dated as of September 8, 1999 made by the Company and The Chase Manhattan Bank as trustee (the "Capital Securities Guarantee").
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     The Subscription Agreement, the Indenture, the Common Securities Guarantee
and the Capital Securities Guarantee are referred to herein as the "Opinion Documents." Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Opinion Documents.

     In connection with the opinions expressed below, we have examined and relied upon fully executed copies of each of the Opinion Documents. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies. We have further assumed that (i) the Opinion Documents, the Debentures, the Exchange Debentures and a guarantee (the "Exchange Capital Securities Guarantee") to be issued pursuant to Section
10.4 of the Capital Securities Guarantee have been duly authorized and the Opinion Documents have been executed and delivered by each Person which is a party thereto, (ii) each Person which is a party to the Opinion Documents, or will be a party to the Debentures, the Exchange Debentures and the Exchange Capital Securities Guarantee, is duly organized, validly existing and in good standing in all applicable jurisdictions and has the requisite power and authority to enter into the Opinion Documents to which it is a party and into the Debentures, the Exchange Debentures and the Exchange Capital Securities Guarantee and to consummate the transactions contemplated thereby, (iii) the Opinion Documents do not, and the Debentures, the Exchange Debentures and the Exchange Capital Securities Guarantee will not, violate any law, rule or regulation of any jurisdiction, other than, with respect to the Company and the Trust, the State of New York, to which any Person which is a party thereto is subject and no consent, approval or authorization by any Person or by any governmental authority is required in connection therewith, and (iii) the Opinion Documents are valid and binding obligations of each Person which is a party thereto other than the Company and the Trust, enforceable against such Person in accordance with their respective terms.

     Based upon the foregoing and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

     1. Each of the Opinion Documents constitutes a valid and binding obligation of the Company or the Trust, as the case may be, enforceable against the Company or the Trust, as the case may be, in accordance with its terms.

     2.  The Debentures, when executed, authenticated and delivered in the manner provided for in the Indenture and delivered against payment therefor as contemplated by the Subscription Agreement will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms. The Exchange Debentures, if any, would, if
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         executed, authenticated and delivered in the manner provided for in the
         Indenture and delivered as provided in the Registration Rights
         Agreement dated as of September 8, 1999 by and among the Company, the Trust and Keefe, Bruyette & Woods, Inc., constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

     3. The Exchange Capital Securities Guarantee would, if issued on the date hereof, constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.


             The foregoing opinions are subject to the following additional assumptions, exceptions, limitations and qualifications:

             A. The opinions expressed herein are limited to questions arising under the laws of the State of New York (other than securities or blue sky laws, as to which we express no opinion). In particular, but without limitation, we express no opinion as to the laws of the States of Delaware or Pennsylvania or the federal laws of the United States.

             B. The validity, binding nature and enforceability of the Opinion Documents, the Debentures, the Exchange Debentures and the Exchange Capital Securities Guarantee may be (i) limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally; (ii) subject to general principles of equity, including commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding at law or equity); and (iii) limited by, or subject to, the powers of courts to award damages in lieu of equitable remedies. In addition, any right to indemnification contained in the Opinion Documents, the Debentures, the Exchange Debentures and the Exchange Capital Securities Guarantee may be limited by the law or public policy of the State of New York and the United States.

            C. We express no opinion as to the validity, legally binding effect or enforceability of any provision of any Opinion Document, the Debentures, the Exchange Debentures or the Exchange Capital Securities Guarantee purporting to
(i) provide for specific performance or injunctive or other forms of equitable relief, (ii) impose penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default, and
(iii) provide for the payment of attorneys' fees in excess of amounts that a court determines to be reasonable.
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            D.  With respect to our opinion set forth in paragraph 1 above, we express no opinion in respect of the Common Securities Guarantee to the extent that the Guarantor thereunder is also the Holder.

            E. We express no opinion as to the enforceability of Sections 12.01 and 13.11 of the Indenture and the corresponding provisions of the other Opinion Documents, the Debentures, the Exchange Debentures and the Exchange Capital Securities Guarantee.

            This opinion is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other Person except Drinker Biddle and Reath LLP for the purpose of rendering an opinion regarding the Opinion Documents, the Debentures, the Exchange Debentures and the Exchange Capital Securities Guarantee.

                              Very truly yours,


                   /s/ Akin, Gump, Strauss, Hauer & Feld LLP